EXHIBIT 99.I

February 19, 2009
Dear Shareholder:

As conditions continue to change rapidly in the economy and the banking industry, we want to ensure that you are well-informed and up to date on the company’s actions.

We recently announced the following 2008 financial results:

▪	Total shareholder return to First Financial shareholders for 2008 was 14.65% compared to the SNL Bank & Thrift Index of -42.5%.†

▪	During the year, we grew commercial loans 15%, controlled expenses, and maintained strong capital and liquidity levels.

▪	We reported net income of $23 million and earnings per diluted share of $0.61 for the full-year of 2008.

We are managing the company for long-term success and making the appropriate decisions to support continued growth during these difficult times. Given the decline in economic conditions, and in a continued effort to preserve and further strengthen our capital, the board of directors made the decision to reduce the quarterly cash dividend to common shareholders. The next expected quarterly dividend will be reduced to $0.10 per share from the previous $0.17 per share.

The board has determined that a dividend payout range of between 40% and 60% of earnings available to common shareholders is appropriate as a long-term target. The dividend yield on First Financial’s common stock for 2008 was 5.65%. By comparison, the 2008 average dividend yield for companies comprised of the S&P 500 was 2.54%. Based on a quarterly dividend of $0.10 per share, the 2009 dividend yield for First Financial would be 4.66% compared with 3.44% for the S&P 500 companies.‡

We believe that reducing the dividend is the right decision at this time and is consistent with our capital management philosophy. It will further strengthen our balance sheet, boost our already strong capital levels, and position us to successfully weather the challenges that lie ahead while still allowing us to take advantage of select growth opportunities. If we are successful, we believe that our earnings will reflect those efforts, and in turn, shareholders will be rewarded.

Throughout most of 2008 our credit quality trends were relatively stable and within their expected range. However, as economic conditions began to deteriorate late in the year we saw both commercial and consumer clients come under increasing stress. In recognition of this stress and other declining economic factors, during the fourth quarter the company increased the loan loss reserve and reported a higher level of net charge-offs resulting in a decrease in net income and earnings per diluted share of $4.9 million, or $0.13 per share. Although our fourth quarter and full-year 2008 credit costs were higher than prior levels they were favorable when compared with industry and peer levels.

Despite the weakening economic conditions and the disruptions impacting the capital markets, First Financial remained profitable in 2008 and continued to outperform its peers in a number of categories. When compared with our regional bank peer group, which consists of 30 companies, First Financial common stock ranked as the sixth best performing stock in 2008.†

Our capital position and our liquidity ratios remain strong, and that strength has been publicized in various national ratings of financial institutions, including the following:

▪	IDC Financial Publishing Inc. rates First Financial as “Superior” — a category they describe as “simply the best by all measures” and

▪	BauerFinancial rates First Financial with five stars, their highest rating — five star institutions are included in their Superior and Recommended Bank and Thrift reports.≠

We recognize the need for continued growth, and are continuing in our efforts to reach new clients and expand our market share. In 2008, we established a commercial lending team in Indianapolis, Indiana, opened a second banking center in Crown Point, Indiana, and further expanded our presence in the Dayton, Ohio market with the opening of a new combined business office and banking center in the suburb of Kettering. Our 2009 plans include further expansion in Southern Indiana and Northern Ohio, as well as the greater Cincinnati, Ohio metropolitan market, which includes fast-growing Northern Kentucky.

We are working hard to provide value to our clients, the communities we serve, and to you, our shareholders. Thank you for your support and trust in First Financial Bancorp. To those of you who are also clients of the bank, we appreciate the opportunity to help you on your path to success.

Sincerely,	Sincerely,
Barry S. Porter Chairman of the Board	Claude E. Davis President & Chief Executive Officer

†
First Financial’s 2008 total shareholder return is based on the 12/31/08 closing share price of $12.39, less the 12/31/07 share price of $11.40, plus the annual dividend amount of $0.68, divided by the 12/31/07 share price of $11.40.

Information on the SNL Bank & Thrift Index was obtained from SNL Financial.

Information on the Regional Peer Group was obtained from SNL Financial.

‡
The 2008 dividend yield of 5.65% for First Financial is based on the 2008 annual dividend payment amount of $0.68 per common share paid to shareholders divided by the 2008 average closing share price of $12.03. The expected dividend yield for 2009 of 4.66% is based on the expected 2009 annual dividend payment amount of $0.40 per common share divided by the 02/11/09 closing share price of $8.59. Information on the S&P 500 Index was obtained from Bloomberg on 01/30/09.

≠
IDC Financial Publishing Inc. provides key performance measurement data for government reporting banks, bank holding companies, savings and loans, savings banks and credit unions across the country. BauerFinancial Inc. has been analyzing and reporting on the financial condition the U.S. banking industry since 1983. Through the years, BauerFinancial has earned the reputation of "the nation's bank rating service".